EXHIBIT 99.1

The Community Financial Corporation Reports Operating Results for the Three Months Ended and Year Ended December 31, 2018

WALDORF, Md., Feb. 04, 2019 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the fourth quarter and year ended December 31, 2018.

The Company reported net income for the three months ended December 31, 2018 (“2018Q4”) of $3.8 million or diluted earnings per share of $0.69 compared to a net loss for the fourth quarter of 2017 (“2017Q4”) of $459,000 or a diluted loss per share of $0.10. These results included merger and acquisition costs net of tax of $4,000 and $230,000 for the comparative quarters.  Additionally, 2017Q4 results included $2.7 million in additional income tax expense from the revaluation of deferred tax assets because of the reduction in the corporate income tax rates under the Tax Cuts and Jobs Act of 2017.  Merger and acquisition costs did not impact earnings per share for 2018Q4. In 2017Q4, quarterly earnings per share decreased $0.64 per share as a result of merger and acquisition costs and adjustments to deferred tax assets by the Tax Cuts and Jobs Act of 2017. The Company’s return on average assets (“ROAA”) and return on average common equity (“ROACE”) were 0.93% and 10.01% in 2018Q4 compared to (0.13%) and (1.62%) in 2017Q4.

The Company completed the acquisition of County First Bank (“County First”) on January 1, 2018, increasing the Company’s asset size by $200 million to just under $1.6 billion. As planned, the Company closed four of the five acquired County First branches during May of 2018. The La Plata downtown branch remains open. County First closed its Fairfax, Virginia loan production office prior to the legal merger. The first six months of 2018 included operating expenses to support the merged operations with County First Bank. The closure of four branches and reductions in headcount during the second quarter positively impacted the Company’s operating expense run rate in the second half of 2018 with noninterest expense decreasing to $8.2 million and $8.5 million for 2018Q4 and 2018Q3 compared to $9.8 million for the second quarter of 2018.

Net income for the year ended December 31, 2018 (“2018YTDQ4”) was $11.2 million or $2.02 per diluted share compared to net income of $7.2 million or $1.56 per diluted share for the year ended December 31, 2017 (“2017YTDQ4”). The annual results included merger and acquisition costs net of tax of $2.7 million and $724,000 for the comparative periods. Additionally, 2017YTDQ4 results included $2.7 million in additional income tax expense from the revaluation of deferred tax assets because of the reduction in the corporate income tax rates under the Tax Cuts and Jobs Act of 2017. The impact of merger and acquisition costs and the adjustments to deferred tax assets in 2017 resulted in a reduction to earnings per share of $0.49 for 2018YTDQ4 and $0.75 for 2017YTDQ4. The Company’s ROAA and ROACE were 0.70% and 7.53% in 2018YTDQ4 compared to 0.52% and 6.55% in 2017YTDQ4.

“Loan growth rebounded in the fourth quarter of 2018 with $39.2 million or 12% annualized growth,” stated James M. Burke, President. “Overall loan yields began to rise in the fourth quarter and new loans averaged a 4.71% yield, which is seven basis points greater than contractual portfolio yields of 4.64%. Our loan pipeline remained solid at $130 million heading into the first quarter of 2019.”

“The Company’s profitability improved during the last two quarters of 2018, as we completed the integration of County First Bank, while remaining focused on controlling costs and organic growth of loans and deposits,” stated William J. Pasenelli, Chief Executive Officer and Vice-Chairman of the Board. “The Company’s efficiency ratio improved to below 60% in the fourth quarter of 2018, and ROAA and ROAE were 0.93% and 10.01%. In 2019, we will continue to emphasize growth in higher yielding commercial loan portfolios to capitalize on our increased liquidity and improved funding mix.”

“With management’s successful integration of our first acquisition, we are well positioned both as an acquirer and an organically driven growth franchise,” stated Michael L. Middleton, Chairman of the Board.

 Highlights at and for the three months and year ended December 31, 2018 include:

  As planned, the Company closed four of the five acquired County First branches during May of 2018. The La Plata downtown branch was rebranded and remains open. The three bank locations that were held for sale were sold in the first six months of 2018. The remaining closed branch lease expired in December 2018.

  Gross loans increased 17.1% or $196.9 million from $1,150.0 million at December 31, 2017 (“2017Q4”) to $1,346.9 million at 2018Q4, due to the County First acquisition and $90.0 million or 7.8% growth in the Company’s non-acquired portfolios. Gross loans increased $39.2 million (12.0% annualized) from $1,307.7 million at September 30, 2018 (“2018Q3”) to $1,346.9 million at 2018Q4.

  Transaction accounts increased $328.0 million, or 50.1% to $982.6 million at 2018Q4 from $654.6 million at 2018Q4. Transaction deposit accounts increased to 68.7% of deposits at 2018Q4 from 59.2% of deposits at 2017Q4. The County First transaction accounted for approximately $168 million of the $328 million increase in transaction deposits.

  Total deposits have increased $323.4 million to $1,429.6 million in 2018, which included an increase in transaction accounts of $328.0 million and a decrease in time deposits of $4.6 million.

  Wholesale funding decreased in 2018, primarily due to the Bank’s increased liquidity from deposit acquisition. Wholesale funding as a percentage of assets decreased to 6.43% at 2018Q4 from 18.63% at 2017Q4. Wholesale funding includes brokered deposits and Federal Home Loan Bank (“FHLB”) advances. Wholesale funding decreased $153.4 million or 59% to $108.5 million at 2018Q4 from $261.9 million at 2017Q4.

  Liquidity has improved with the increase in transaction deposits and decrease in wholesale funding. The Company’s net loan to deposit ratio has decreased from 103.1% at 2017Q4 to 93.5% at 2018Q4.  The Company anticipates some seasonality in deposits that are expected to increase the loan to deposit ratio into the mid-90s in the first quarter of 2019. The Company used available on-balance sheet liquidity during 2018 to fund loans, increase investments and pay down wholesale funding.

  Classified assets as a percentage of assets improved in 2018, decreasing 116 basis points from 3.58% at December 31, 2017 to 2.42% at December 31, 2018.

  Non-accrual loans, OREO and TDRs to total assets decreased three basis points during the fourth quarter to 2.02% at December 31, 2018 compared to 2.05% at September 30, 2018. At 2018Q4, non-accrual loans, OREO and TDRs to total assets of 2.02% increased 31 basis points from 1.71% at December 31, 2017.

  Tier 1 leverage ratio increased to 9.50% at 2018Q4 compared to 8.79% at 2017Q4.

  Net income decreased $44,000 to $3.8 million, or $0.69 per share, compared to $3.9 million, or $0.70 per share, in the prior quarter. The Company’s ROAA and ROACE were 0.93% and 10.01% in 2018Q4 compared to 0.96% and 10.29% in the prior quarter. The flatness in earnings was primarily the result of an increase in the Company’s loan loss provision being offset by a reduction in the Company’s expense run rate.
THE COMMUNITY FINANCIAL CORPORATION
	Three Months Ended
dollars in thousands	December 31, 2018	September 30, 2018	$ Variance	% Variance
Operations Data:
Interest and dividend income	$17,042	$16,484	$558	3.4%
Interest expense	4,217	3,723	494	13.3%
Net interest income	12,825	12,761	64	0.5%
Provision for loan losses	465	40	425	1062.5%
Noninterest income	1,066	1,070	(4)	(0.4%)
Noninterest expense	8,241	8,492	(251)	(3.0%)
Income before income taxes	5,185	5,299	(114)	(2.2%)
Income tax expense	1,371	1,441	(70)	(4.9%)
Net income	$3,814	$3,858	$(44)	(1.1%)

  The Company’s operating net income1 increased as expected in the second half of 2018. Operating net income increased to $3.8 million in 2018Q4 and $3.9 million in 2018Q3 compared to $2.9 million in 2018Q2 and $3.4 million in 2018Q1. The increase in earnings in the third and fourth quarters was primarily the result of decreased merger costs, the reduction in the Company’s expense run rate with the successful integration of the County First transaction and increased net interest income.

  Operating net income increased $3.2 million or 30.4% to $13.9 million in 2018YTDQ4 compared to $10.7 million in 2017YTDQ4. The Company’s operating ROAA and operating ROACE were 0.87% and 9.34% in 2018YTDQ4 compared to 0.78% and 9.70% in 2017YTDQ4. Operating diluted earnings per share were $2.51 and $2.31, respectively, for the comparable periods. Improved earnings were the result of a change in the funding composition of the Bank’s interest-bearing liabilities with the acquisition of County First as well as organic deposit growth; the control of operating costs; and, moderate organic loan growth. Excluding merger and acquisition costs pretax income increased $1.8 million due primarily to increased net interest income of $7.5 million from a larger balance sheet partially offset by an increase in the Company’s expense run rate of $5.3 million. The benefit of a normalized expense run rate was not reached until the second half of 2018.

  Net interest margin declined eight basis points from 3.43% in 2018Q3 to 3.35% in 2018Q4. Net interest income increased $64,000 to $12.8 million in 2018Q4 compared to 2018Q3. Net interest margin would have been reduced six basis points in 2018Q3 to 3.37% and three basis points in 2018Q4 to 3.32% if the impacts of accretion interest and nonaccrual interest were excluded. End of period deposit costs were 1.02% compared to a 0.99% average cost of deposits in 2018Q4.

  Net interest margin increased in 2018Q4YTD six basis points from 3.37% in 2017Q4YTD to 3.43% in 2018Q4YTD. This was primarily due to the acquisition of lower cost County First transaction deposits as well as the acquisition of additional transaction deposits which changed the overall funding mix of the Bank’s interest-bearing liabilities. If the impacts of $742,000 of accretion interest were excluded, net interest margin for 2018 would have reduced five basis points to 3.38%. The Company was successful at controlling its overall deposit and funding costs. Cumulative deposit and funding betas2 between December 31, 2016-2018 were less than 30%. The fourth quarter 2018 betas on deposits and total funding were 60% and 43%, respectively.

  Loan yields on repricing and new loans began to rise in the second half of 2017, influenced by increases in the federal funds target rate and loan growth in higher yielding portfolios. End of period projected loan yields have increased since the third quarter of 2017. The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:
Weighted End of Period Contractual Interest Rates
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
(dollars in thousands)	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate

Commercial real estate	4.61%	4.56%	4.55%	4.50%	4.43%
Residential first mortgages	3.93%	3.90%	3.91%	3.88%	3.88%
Residential rentals	4.77%	4.75%	4.76%	4.72%	4.63%
Construction and land development	5.32%	5.13%	5.22%	5.11%	4.99%
Home equity and second mortgages	5.39%	5.14%	5.14%	4.83%	4.77%
Commercial loans	5.76%	5.59%	5.53%	5.34%	5.01%
Consumer loans	6.93%	6.91%	6.83%	6.64%	7.57%
Commercial equipment	4.52%	4.47%	4.47%	4.43%	4.41%
Total Loans	4.64%	4.57%	4.56%	4.50%	4.41%
  End of period 2018Q4 net loans of $1,337.1 million were $27.7 million greater than average net loans of $1,309.4 million for the three months ended December 31, 2018. The Company originated approximately $54 million in new loans during the fourth quarter of 2018 with an average contractual interest rate of 4.71%, which is seven basis points greater that the 4.64% on the entire portfolio.

  Noninterest expense of $8.2 million in 2018Q4 decreased $251,000 compared to $8.5 million in the prior quarter, primarily due to decrease in salary and benefits to adjust bonus accruals and lower professional fees. The Company’s expense run rate began to normalize beginning in the third quarter with the successful integration of the County First acquisition ($9.7 million noninterest expense in 2018Q2). As expected, the Company’s expense run rate was positively impacted in the third and fourth quarters due to the four branch closures, reduced employee headcount as well as the elimination of some duplicate vendors and processes.

  The GAAP efficiency ratio was 59.33% in 2018Q4 compared to 61.40% in 2018Q3. The non-GAAP (or “operating”) efficiency ratio3, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 58.30% in 2018Q4 compared to 60.09% in 2018Q3. The decrease in the non-GAAP efficiency ratio was due to increased net interest income and a reduction in the Company’s expense run rate.

Balance Sheet

Total assets increased $283.3 million, or 20.1%, to $1.7 billion at 2018Q4 compared to total assets of $1.4 billion at 2017Q4 primarily as a result of the acquisition of County First as well as organic retail deposit growth in the second half of 2018. Cash and cash equivalents increased $17.6 million, or 114.3%, to $33.0 million and total securities increased $53.4 million, or 31.8%, to $220.9 million. Gross loans increased 17.1% or $196.9 million from $1,150.0 million at 2017Q4 to $1,346.9 million at 2018Q4 due to the merger as well as $90.0 million or 7.8% growth in the Company’s non-acquired portfolios.

The acquisition of County First and 2018 organic loan growth shifted the composition of the loan portfolios during 2018 compared to 2017.  The overall increase in the commercial real estate portfolio from 63.25% at 2017Q4 to 65.18% at 2018Q4 should increase asset sensitivity over time. The relative decrease in residential first mortgage balances should also increase asset interest rate sensitivity in a rising rate environment. Regulatory concentrations for non-owner occupied commercial real estate and construction at 2018Q4 were $559.3 million or 302.2% and $109.7 million or 59.3%, respectively. The following is a breakdown of the Company’s loan portfolios at December 31, 2018 and December 31, 2017:

BY LOAN TYPE	December 31, 2018%		December 31, 2017%		$ Change	% Change

Commercial real estate	$878,016	65.18%	$727,314	63.25%	$150,702	20.72%
Residential first mortgages	156,709	11.63%	170,374	14.81%	(13,665)	-8.02%
Residential rentals	124,298	9.23%	110,228	9.58%	14,070	12.76%
Construction and land development	29,705	2.21%	27,871	2.42%	1,834	6.58%
Home equity and second mortgages	35,561	2.64%	21,351	1.86%	14,210	66.55%
Commercial loans	71,680	5.32%	56,417	4.91%	15,263	27.05%
Consumer loans	751	0.06%	573	0.05%	178	31.06%
Commercial equipment	50,202	3.73%	35,916	3.12%	14,286	39.78%
Gross loans	1,346,922	100.00%	1,150,044	100.00%	196,878	17.12%
Net deferred costs (fees)	1,183	0.09%	1,086	0.09%	97	8.93%
Total loans, net of deferred costs	$1,348,105		$1,151,130		$196,975	17.11%

The Company is encouraged by a strong loan pipeline of approximately $130 million at December 31, 2018. During the fourth quarter, gross loans increased $39.2 million or at a 12.0% annualized rate.  The following is a breakdown of growth by portfolio from 2018Q3 to 2018Q4.

Quarter Growth
				Annualized
(dollars in thousands)	December 31, 2018	September 30, 2018	$ Change	% Change
Commercial real estate	$878,016	$847,945	$30,071	14.19%
Residential first mortgages	156,709	156,565	144	0.37%
Residential rentals	124,298	125,383	(1,085)	-3.46%
Construction and land development	29,705	28,788	917	12.74%
Home equity and second mortgages	35,561	36,360	(799)	-8.79%
Commercial loans	71,680	62,083	9,597	61.83%
Consumer loans	751	730	21	11.51%
Commercial equipment	50,202	49,883	319	2.56%
	$1,346,922	$1,307,737	$39,185	11.99%

During the fourth quarter 2018 growth in the non-acquired loan portfolios increased $43.0 million or at a 14.4% annualized rate. Year to date the Bank’s non-acquired loan portfolios increased $90.0 million or 7.8% annualized from $1,150.0 million at 2017Q4 to $1,240.0 million at 2018Q4. The following is a breakdown of the Company’s non-acquired loan portfolios at December 31, 2018, December 31, 2017 and September 30, 2018:

		YTD Growth			Quarter Growth
Non-Acquired Loan Portfolios				Annualized			Annualized
(dollars in thousands)	December 31, 2018	December 31, 2017	$ Change	% Change	September 30, 2018	$ Change	% Change

Commercial real estate	$810,248	$727,314	$82,934	11.40%	$780,236	$30,012	15.39%
Residential first mortgages	156,243	170,374	(14,131)	-8.29%	156,097	146	0.37%
Residential rentals	105,458	110,228	(4,770)	-4.33%	105,662	(204)	-0.77%
Construction and land development	29,705	27,871	1,834	6.58%	28,260	1,445	20.45%
Home equity and second mortgages	21,703	21,351	352	1.65%	21,870	(167)	-3.05%
Commercial loans	70,146	56,417	13,729	24.33%	59,200	10,946	73.96%
Consumer loans	562	573	(11)	-1.92%	514	48	37.35%
Commercial equipment	45,970	35,916	10,054	27.99%	45,245	725	6.41%
	$1,240,035	$1,150,044	$89,991	7.83%	$1,197,084	$42,951	14.35%

Loans consist of the following at December 31, 2018 and 2017:

BY ACQUIRED AND NON-ACQUIRED	December 31, 2018%		December 31, 2017%

Acquired loans - performing	$103,667	7.70%	$-	0.00%
Acquired loans - purchase credit impaired ("PCI")	3,220	0.24%	-	0.00%
Total acquired loans	106,887	7.94%	-	0.00%
Non-acquired loans**	1,240,035	92.06%	1,150,044	100.00%
Gross loans	1,346,922		1,150,044
Net deferred costs (fees)	1,183	0.09%	1,086	0.09%
Total loans, net of deferred costs	$1,348,105		$1,151,130

** Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

At 2018Q4 acquired performing loans, which totaled $103.7 million, included a $1.9 million net acquisition accounting fair market value adjustment, representing a 1.76% “mark;” and PCI loans which totaled $3.2 million, included a $696,000 adjustment, representing a 17.77% “mark.”

Total deposits increased $323.4 million, or 29.2%, to $1,429.6 million at 2018Q4, compared to $1,106.2 million at 2017Q4. During the same period, noninterest bearing demand deposits increased $49.5 million, or 31.0%, to $209.4 million (14.7% of total deposits). Transaction deposit accounts increased $328.0 million from $654.6 million (59% of deposits) at 2017Q4 to $982.6 million (68.7% of deposits) at 2018Q4. Reciprocal deposits4 are used to maximize FDIC insurance available to our customers. Reciprocal deposits increased $142.0 million or 152.9% to $234.9 million at 2018Q4 compared to $92.9 million at 2017Q4.

At 2018Q4 total deposits consisted of $1,376.5 million in retail deposits and $53.1 million in brokered deposits. Retail deposits have increased $389.3 million from $987.2 million at 2017Q4 to $1,376.5 million at 2018Q4. During the first quarter of 2018, the Bank increased retail deposits $188.7 million, primarily as a result of the County First acquisition. During the second, third and fourth quarters of 2018 organic transaction deposit growth was $200.6 million. The organic growth of retail deposits and the increased liquidity the Bank has experienced was largely due to the acquisition of municipal relationships. Municipal accounts include treasury and cash management services with blended funding as well as other services and products such as payroll, lock box services, positive pay, and automated clearing house transactions. The diversity of products and services safeguard the stability of the relationships.  Most of the municipal relationships’ balances are maintained in reciprocal deposits. To ensure available liquidity the Company has enhanced procedures to track municipal deposit concentrations and manage the impact of seasonal balance fluctuations.

At 2018Q4 the Company has on-balance sheet liquidity of $157.4 million, which consists of cash and cash equivalents, available for sale (“AFS”) securities and equity securities carried at fair value through income. The Company generally does not pledge AFS securities. The Company had $197.6 million in available FHLB lines at December 31, 2018, which does not include any pledged AFS securities. In addition, there was $50.4 million in unpledged held-to-maturity securities available for pledging.

The Company uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes. Brokered deposits have decreased $65.9 million or 55.4% to $53.1 million at 2018Q4 compared to $119.0 million at 2017Q4. Federal Home Loan Bank (“FHLB”) long-term debt and short-term borrowings (“advances”) decreased $87.6 million, or 61.2%, to $55.4 million at 2018Q4 compared to $143.0 million at 2017Q4. Wholesale funding, which includes brokered deposits and FHLB advances, decreased $153.4 million from $261.9 million (18.7% of assets) at 2017Q4 to $108.5 million (6.4% of assets) at 2018Q4. Cash and the sale of securities from the County First acquisition during the first quarter and the organic retail deposit growth for the balance of the year were used to pay down debt and brokered deposits.

Total stockholders’ equity increased $44.5 million, or 40.5%, to $154.5 million at 2018Q4 compared to $110.0 million at 2017Q4. This increase primarily resulted from the issuance of 918,526 shares of common stock, valued at $35.6 million (based on the $38.78 per share closing price), as the stock component of the merger consideration paid in the County First acquisition. In addition, stockholders’ equity increased due to net income of $11.2 million and net stock related activities in connection with stock-based compensation and ESOP activity of $544,000. These increases to stockholders’ equity were partially offset by decreases due to common dividends paid of $2.2 million, an increase in accumulated other comprehensive losses of $655,000 and repurchases of common stock of $70,000. The Company’s ratio of tangible common equity to tangible assets increased to 8.41% at 2018Q4 from 7.82% at 2017Q45. The Company’s Common Equity Tier 1 (“CET1”) ratio was 10.36% at 2018Q4 compared to 9.51% at 2017Q4. The Company remains well capitalized at December 31, 2018 with a Tier 1 capital to average assets (leverage ratio) of 9.50 at 2018Q4 compared to 8.79% at 2017Q4.

Asset Quality

Non-accrual loans and OREO to total assets increased from 1.00% at 2017Q4 to 1.62% at 2018Q4.  Non-accrual loans, OREO and TDRs to total assets increased from 1.71% at 2017Q4 to 2.02% at 2018Q4.

Non-accrual loans increased $14.6 million from $4.7 million at 2017Q4 to $19.3 million at 2018Q4. At 2018Q4, $15.3 million or 79% of total non-accruals of $19.3 million relate to four customer relationships. The increase in non-accrual loans during 2018, was largely the result of one well-secured classified relationship of $10.1 million that was placed on non-accrual during the second quarter of 2018.  There were $8.1 million (42%) of non-accrual loans current with all payments of principal and interest with no impairment at 2018Q4.  There were $11.2 million (58%) of delinquent non-accrual loans with a total of $978,000 specifically reserved at 2018Q4.

Classified assets decreased $9.5 million from $50.3 million at 2017Q4 to $40.8 million at 2018Q4. Management considers classified assets to be an important measure of asset quality. The following is a breakdown of the Company’s classified and special mention assets at December 31, 2018, 2017, 2016, 2015 and 2014, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of 12/31/2018	As of 12/31/2017	As of 12/31/2016	As of 12/31/2015	As of 12/31/2014
Classified loans
Substandard	$32,226	$40,306	$30,463	$31,943	$46,735
Doubtful	-	-	137	861	-
Loss	-	-	-	-	-
Total classified loans	32,226	40,306	30,600	32,804	46,735
Special mention loans	-	96	-	1,642	5,460
Total classified and special mention loans	$32,226	$40,402	$30,600	$34,446	$52,195

Classified loans	32,226	40,306	30,600	32,804	46,735
Classified securities	482	651	883	1,093	1,404
Other real estate owned	8,111	9,341	7,763	9,449	5,883
Total classified assets	$40,819	$50,298	$39,246	$43,346	$54,022

Total classified assets as a percentage of total assets	2.42%	3.58%	2.94%	3.79%	4.99%
Total classified assets as a percentage of Risk Based Capital	21.54%	32.10%	26.13%	30.19%	39.30%

The Company reported a $465,000 provision for loan loss expense in 2018Q4 compared to $40,000 in 2018Q3 and $30,000 in 2017Q4. The provision for loan loss for 2018YTDQ4 was $1.4 million compared to $1.0 million for 2017YTDQ4. Allowance for loan loss levels decreased to 0.81% of total loans at 2018Q4 compared to 0.91% at 2017Q4 due to the addition of County First loans for which no allowance was provided in accordance with purchase accounting standards. The allowance as a percentage of non-acquired loans decreased two basis points to 0.89% at 2018Q4 from 0.91% at 2017Q4.

Net charge-offs for 2018YTDQ4 were $944,000 compared to net charge-offs of $355,000, for 2017YTDQ4. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as improvements in classified assets, were offset by increases in other qualitative factors, such as a downgrade in economic factors and increased portfolio growth. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate.

Net Income

The Company reported net income for 2018Q4 of $3.8 million or diluted earnings per share of $0.69 compared to a net loss of $459,000 or ($0.10) per diluted share for 2017Q4.  These results included merger and acquisition costs net of tax of $4,000 and $230,000 for the comparative quarters. Additionally, 2017Q4 results included $2.7 million in additional income tax expense from the revaluation of deferred tax assets because of the reduction in the corporate income tax rates under the Tax Cuts and Jobs Act of 2017.  Merger and acquisition costs did not impact earnings per share for 2018Q4. In 2017Q4, quarterly earnings per share decreased $0.64 per share as a result of merger and acquisition costs and adjustments to deferred tax assets. The Company’s ROAA and ROACE were 0.93% and 10.01% in 2018Q4 compared to (0.13%) and (1.62%) in 2017Q4.

Net income for 2018YTDQ4 was $11.2 million or $2.02 per diluted share compared to net income of $7.2 million or $1.56 per diluted share for 2017YTDQ4. The annual results included merger and acquisition costs net of tax of $2.7 million and $724,000 for the comparative periods. Additionally, 2017YTDQ4 results included $2.7 million in additional income tax expense from the revaluation of deferred tax assets because of the reduction in the corporate income tax rates under the Tax Cuts and Jobs Act of 2017. The impact of merger and acquisition costs for the comparative years and the adjustments to deferred tax assets in 2017 resulted in a reduction to earnings per share of $0.49 for 2018YTDQ4 and $0.75 for 2017YTDQ4. The Company’s ROAA and ROACE were 0.70% and 7.53% in 2018YTDQ4 compared to 0.52% and 6.55% in 2017YTDQ4.

Net income for 2018 compared to 2017 increased due to increased income from a larger balance sheet, a lower 2018 effective tax rate as well as the impact in 2017 of the $2.7 million in additional income tax expense from the revaluation of deferred tax assets. Earnings improved beginning in the second half of 2018 as a result of a change in the funding composition of the Bank’s interest-bearing liabilities with the acquisition of County First as well as organic deposit growth; the control of operating costs; and, moderate organic loan growth. A normalized expense run rate and the anticipated cost savings from the acquisition began to be realized during the second half of 2018.

The first half of 2018 included $3.6 million in merger-related costs, which included termination costs of County First’s core processing contract as well as investment banking fees, legal fees and the costs of employee agreements and severance for terminations. The total merger-related costs were not significant in the third and fourth quarters of 2018. In addition, the Company continued to carry a small amount of additional noninterest expense in the second half of 2018 related to duplicate vendors and processes that were discontinued. The increase in noninterest expense was partially offset by an increase in net interest income realized from the integrated operations of County First and from a lower effective tax rate.

The Company reported operating net income6 of $3.8 million, or $0.69 per share in 2018Q4. This compares to operating net income of $2.5 million, or $0.54 per share, in 2017Q4. The $1.3 million increase in operating net income was due to increased net interest income and non-interest income of $2.1 million and $73,000 as well as a lower income tax expense of $449,000. This was partially offset by increased loan loss provisions of $435,000 and non-interest expense of $832,000.

The Company reported operating net income of $13.9 million, or $2.51 per share in 2018YTDQ4. This compares to operating net income of $10.7 million, or $2.31 per share in 2017YTDQ4. The $3.2 million increase in operating net income was due to increased net interest income and non-interest income of $7.5 million and $27,000 as well as a lower income tax expense of $1.4 million. This was partially offset by increased loan loss provisions of $395,000 and non-interest expense of $5.3 million.

Net Interest Income

Net interest income increased 19.0% or $2.0 million to $12.8 million in 2018Q4 compared to $10.8 million in 2017Q4. Net interest margin at 3.35% in 2018Q4 increased six basis points from 3.29% in 2017Q4. Average interest-earning assets were $1,531.3 million for the fourth quarter of 2018, an increase of $223.4 million or 17.1%, compared to $1,307.9 million for the same quarter of 2017.

Net interest income increased 17.3% or $7.5 million to $50.9 million in 2018YTDQ4 compared to $43.4 million in 2017YTDQ4. Net interest margin at 3.43% in 2018YTDQ4 increased six basis points from 3.37% in 2017YTDQ4. Average interest-earning assets were $1,483.6 million for the year ended December 31, 2018, an increase of $194.8 million or 15.1%, compared to $1,288.8 million for the year ended December 31, 2017.

Net interest margin increased during the comparable periods as the volume of higher yielding assets more than offset the increased cost of funds. For the year ended December 31, 2018, the below table provides information on the impact of changes in volume and rate:

	For the Year Ended December 31, 2018
	compared to the Year Ended
	December 31, 2017
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$7,851	$2,293	$10,144
Investment securities, federal funds
sold and interest bearing deposits	709	750	1,459
Total interest-earning assets	$8,560	$3,043	$11,603

Interest-bearing liabilities:
Savings	17	18	35
Interest-bearing demand and money
market accounts	1,132	1,407	2,539
Certificates of deposit	136	2,026	2,162
Long-term debt	(550)	90	(460)
Short-term debt	(898)	608	(290)
Subordinated notes	-	-	-
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	118	118
Total interest-bearing liabilities	$(163)	$4,267	$4,104
Net change in net interest income	$8,723	$(1,224)	$7,499
(1) Average balance includes non-accrual loans

The increase in transaction accounts with the acquisition of County First, as well as organic transaction deposit growth during 2018 helped control the increase in deposit costs. Brokered deposits and FHLB advances were paid down $153.4 million in 2018 and replaced with retail deposits. Retail deposits, which include all deposits except brokered deposits, increased $389.3 million or 39.4% from $987.2 million at December 31, 2017 to $1,376.5 million at December 31, 2018.

Wholesale and time-based funding rates are typically more sensitive to rising interest rates than transactional deposits. Compared to 2017Q4 and 2017YTDQ4, average interest rates on certificates of deposits in 2018 increased by 56 basis points in 2018Q4 and 46 basis points in 2018YTDQ4 to 1.72% and 1.46%, respectively. During the same comparable periods, interest-bearing transactional deposits increased by 51 basis points and 30 basis points to 0.86% and 0.62%, respectively. The increase in average interest rates on CDs and on interest bearing transactional accounts was primarily due to increases in the federal funds target rate. The Company’s increases in transaction deposits during the last twelve months have decreased downward pressure on net interest margin. The ability to increase transaction deposits faster than wholesale funding could mitigate net interest margin compression in a rising rate environment.  During 2018, the increase in reciprocal deposits have come at lower funding costs than wholesale funding and in-market time deposits. In rising interest rate environments, reciprocal deposits are more exposed to interest rate sensitivity than other retail funding sources. The Company will manage the mix of total reciprocal deposit balances to mitigate interest rate risk exposures.

Noninterest Income and Noninterest Expense

Noninterest income of $1.1 million in 2018Q4 increased by $73,000 compared to $993,000 in 2017Q4. The increase was primarily due to increases in service charge income of $108,000 due to the larger customer base resulting from the acquisition of County First as well as the growth in organic deposits. In addition, Bank Owned Life Insurance acquired in the County First transaction of approximately $6.3 million increased non-interest income by $33,000 compared to the prior comparable period. These increases were partially offset by a decrease in miscellaneous fees of $31,000 and securities gains of $42,000 recognized in 2017Q4.

Noninterest income was essentially flat at $4.1 million in 2018YTDQ4 compared to 2017YTDQ4. The small increase of $27,000 for the comparable periods included increased service charge and miscellaneous income of $494,000 due to a larger customer base with the acquisition of County First and the growth in organic deposits. In addition, Bank Owned Life Insurance acquired in the County First transaction of approximately $6.3 million increased non-interest income by $129,000 compared to the prior year comparable period. These increases to non-interest income were partially offset by decreases of $515,000 for gains on assets sold, loan sales and investment sales recognized in 2017. There were no investment or loan sales in 2018. In addition, unrealized losses on equity securities of $81,000 were recognized in 2018 to comply with a new accounting standard effective in the first quarter of 2018 that requires recognition of changes in the fair value flow through the Company’s statement of income.

Noninterest expenses increased $502,000, or 6.5%, to $8.2 million in 2018Q4 compared to $7.7 million in 2017Q4, and decreased $251,000, or 3.0%, compared to $8.5 million in 2018Q3. Adjusted noninterest expense, which excludes merger-related expenses and OREO related expenses increased $807,000, or 11.1%, to $8.1 million in 2018Q4 compared to $7.3 million in 2017Q4, and decreased $221,000, or 2.7%, compared to $8.3 million in 2018Q3. Overall the increases in adjusted noninterest expenses comparing 2018Q4 to 2017Q4 were due primarily to increases in salary and employee benefits related to the addition of County First employees. Other increases from the comparable periods were due to occupancy expense, data processing expense, core deposit intangible amortization and advertising expense, all of which were attributable to the acquisition of County First and a larger balance sheet.

The Company’s 2018Q4 expense run rate of $8.2 million was positively impacted by the second quarter branch closures and reduced employee headcount. The Company’s expense run rate for the fourth quarter was projected between $8.4 million to $8.6 million. The fourth quarter 2018 decrease of $251,000 compared to 2018Q3 was primarily due to reductions in bonus accruals and lower professional fees.

The Company’s GAAP efficiency ratio was 59.33% in 2018Q4 compared to 65.77% in 2017Q4 and 61.40% in 2018Q3. The operating efficiency ratio, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 58.30% and 62.16% and 60.09% for the same periods. The decrease in the operating efficiency ratio during 2018 was primarily due to increased net interest income and a reduction in the Company’s expenses run rate. The Company’s GAAP net operating expense ratio was 1.74% in 2018Q4 compared to 1.93% in 2017Q4 and 1.85% in 2018Q3. The non-GAAP net operating expense ratio, which excludes merger and acquisition costs, investment gains and losses, OREO gains and losses and other non-core activities, was 1.71% and 1.81% and 1.80% for the same periods.

The following is a summary breakdown of noninterest expense:

	Three Months Ended December 31,
(dollars in thousands)	2018	2017	$ Change	% Change
Salary and employee benefits	$4,633	$4,191	442	10.5%
OREO Valuation Allowance and Expenses	141	116	25	21.6%
Merger and acquisition costs	5	335	(330)	(98.5%)
Operating Expenses	3,462	3,097	365	11.8%
Total Noninterest Expense	$8,241	$7,739	$502	6.5%

	Three Months Ended
(dollars in thousands)	December 31, 2018	September 30, 2018	$ Change	% Change
Salary and employee benefits	$4,633	$4,739	$(106)	(2.2%)
OREO Valuation Allowance and Expenses	141	165	(24)	(14.5%)
Merger and acquisition costs	5	11	(6)	(54.5%)
Operating Expenses	3,462	3,577	(115)	(3.2%)
Total Noninterest Expense	$8,241	$8,492	$(251)	(3.0%)

Noninterest expenses increased $8.1 million, or 26.9%, to $38.1 million in 2018YTDQ4 compared to $30.0 million in 2017YTDQ4. Adjusted noninterest expense, which excludes merger-related expenses and OREO related expenses increased $5.4 million, or 18.7%, to $33.9 million in 2018YTDQ4 compared to $28.5 million in 2017YTDQ4. Overall the increases in adjusted noninterest expenses comparing 2018YTDQ4 to 2017YTDQ4 were due primarily to increases in salary and employee benefits attributable to the addition of County First employees. Other increases from the comparable periods were to occupancy expense, data processing expense, core deposit intangible amortization and advertising expense, all of which were due to the acquisition of County First and a larger balance sheet.

The Company’s GAAP efficiency ratio was 69.42% in 2018YTDQ4 compared to 63.37% in 2017YTDQ4. The operating efficiency ratio, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 61.54% and 60.42% for the same periods. The Company’s GAAP net operating expense ratio was 2.13% in 2018YTDQ4 compared to 1.89% in 2017YTDQ4. The non-GAAP net operating expense ratio, which excludes merger and acquisition costs, investment gains and losses, OREO gains and losses and other non-core activities, was 1.85% and 1.79% for the same periods. The slight increase in the non-GAAP net operating expense ratios in 2018 reflects the costs associated with the duplication of systems and resources to integrate County First during 2018. The following is a summary breakdown of noninterest expense:

	Years Ended December 31,
(dollars in thousands)	2018	2017	$ Change	% Change
Salary and employee benefits	$19,548	$16,758	$2,790	16.6%
OREO Valuation Allowance and Expenses	657	703	(46)	(6.5%)
Merger and acquisition costs	3,625	829	2,796	337.3%
Operating Expenses	14,319	11,764	2,555	21.7%
Total Noninterest Expense	$38,149	$30,054	$8,095	26.9%

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $1.7 billion.  Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses.  The Company’s banking centers are located at its main office in Waldorf, Maryland, and branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and Community Bank of the Chesapeake’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to the County First acquisition; plans  and cost savings regarding branch closings or consolidation; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: the synergies and other expected financial benefits from the County First acquisition may not be realized within the expected time frames; costs or difficulties related to integration matters might be greater than expected; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of litigation that may arise; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2017, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of December 31, 2018. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

1 The Company defines operating net income as net income before merger and acquisition costs and the one-time deferred tax adjustment recorded for Tax Cuts and Jobs Act in the three months ended December 31, 2017.  Operating earnings per share, operating return on average assets and operating return on average common equity is calculated using adjusted operating net income. See non-GAAP reconciliation schedules.

2 The Company’s actual betas were calculated measuring the changes in deposit rates and overall funding rates compared to the Federal Funds Rate.

3 The Company maintains GAAP and non-GAAP measures for net operating expenses and noninterest expenses to calculate non-GAAP ratios. Adjusted net operating expense and adjusted noninterest expense exclude merger and acquisition costs, OREO gains and losses and expenses, and gains and losses on the sale of investments and other assets not considered part of recurring operations. See Reconciliation of GAAP and non-GAAP financial measures for the calculation of the below ratios:

Efficiency Ratio - noninterest expense divided by the sum of net interest income and noninterest income.

Net Operating Expense Ratio - noninterest expense less noninterest income divided by average assets.

4 Under the Federal Deposit Insurance Act reciprocal deposits are now considered core deposits and are no longer considered brokered deposits unless they exceed 20% of a bank’s liabilities or $5.0 billion.

5 The Company had no intangible assets prior to January 1, 2018. Therefore, tangible common equity and tangible assets were the same as common equity and total assets.

6 The Company defines operating net income as net income before merger and acquisition costs and the one-time deferred tax adjustment recorded for Tax Cuts and Jobs Act in the three months ended December 31, 2017.  Operating earnings per share, operating return on average assets and operating return on average common equity is calculated using adjusted operating net income. See non-GAAP reconciliation schedules.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share amounts )	2018	2017	2018	2017 *
Interest and Dividend Income
Loans, including fees	$15,461	$12,560	$59,755	$49,611
Interest and dividends on investment securities	1,536	999	5,153	3,906
Interest on deposits with banks	45	14	265	53
Total Interest and Dividend Income	17,042	13,573	65,173	53,570

Interest Expense
Deposits	3,486	1,713	10,682	5,946
Short-term borrowings	125	323	767	1,057
Long-term debt	606	764	2,837	3,179
Total Interest Expense	4,217	2,800	14,286	10,182

Net Interest Income	12,825	10,773	50,887	43,388
Provision for loan losses	465	30	1,405	1,010

Net Interest Income After Provision For Loan Losses	12,360	10,743	49,482	42,378

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	42	73	183	157
Gain on sale of assets	-	-	1	47
Net gains on sale of investment securities	-	42	-	175
Unrealized gains (losses) on equity securities	5	-	(81)	-
Income from bank owned life insurance	225	192	902	773
Service charges	794	686	3,063	2,595
Gain on sale of loans held for sale	-	-	-	294
Total Noninterest Income	1,066	993	4,068	4,041

Noninterest Expense
Salary and employee benefits	4,633	4,191	19,548	16,758
Occupancy expense	867	691	3,116	2,632
Advertising	167	139	671	543
Data processing expense	786	588	3,020	2,354
Professional fees	293	472	1,513	1,662
Merger and acquisition costs	5	335	3,625	829
Depreciation of premises and equipment	202	192	810	786
Telephone communications	47	49	277	191
Office supplies	37	33	149	119
FDIC Insurance	158	133	654	638
OREO valuation allowance and expenses	141	116	657	703
Core deposit intangible amortization	187	-	784	-
Other	718	800	3,325	2,839
Total Noninterest Expense	8,241	7,739	38,149	30,054

Income before income taxes	5,185	3,997	15,401	16,365
Income tax expense	1,371	4,456	4,173	9,157
Net Income	$3,814	$(459)	$11,228	$7,208

Earnings Per Common Share
Basic	$0.69	$(0.10)	$2.02	$1.56
Diluted	$0.69	$(0.10)	$2.02	$1.56
Cash dividends paid per common share	$0.10	$0.10	$0.40	$0.40
* Derived from audited financial statements.

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
THREE MONTHS ENDED (UNAUDITED)

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE
This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs and the fourth quarter 2017 income tax expense attributable to the revaluation of deferred tax assets as a result of the reduction in the corporate income tax rate under the recently enacted Tax Cuts and Jobs Act. These expenses are not considered part of recurring operations, such as “operating net income,” “operating earnings per share,” “operating return on average assets,” and “operating return on average common equity.” These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

Net income (loss) (as reported)	$3,814	$3,858	$2,335	$1,221	$(459)
Impact of Tax Cuts and Jobs Act	-	-	-	-	2,740
Merger and acquisition costs (net of tax)	4	8	546	2,135	230
Non-GAAP operating net income	$3,818	$3,866	$2,881	$3,356	$2,511

Income before income taxes (as reported)	$5,185	$5,299	$3,163	$1,754	$3,997
Merger and acquisition costs ("M&A")	5	11	741	2,868	335
Adjusted pretax income	5,190	5,310	3,904	4,622	4,332
Income tax expense	1,372	1,444	1,023	1,266	1,821
Non-GAAP operating net income	$3,818	$3,866	$2,881	$3,356	$2,511

GAAP diluted earnings per share ("EPS")	$0.69	$0.70	$0.42	$0.22	$(0.10)
Non-GAAP operating diluted EPS before M&A	$0.69	$0.70	$0.52	$0.61	$0.54

GAAP return on average assets ("ROAA')	0.93%	0.96%	0.59%	0.31%	-0.13%
Non-GAAP operating ROAA before M&A	0.93%	0.96%	0.73%	0.85%	0.72%

GAAP return on average common equity ("ROACE")	10.01%	10.29%	6.34%	3.33%	-1.62%
Non-GAAP operating ROACE before M&A	10.02%	10.31%	7.82%	9.15%	8.89%

Net income (as reported)	$3,814	$3,858	$2,335	$1,221	$(459)
Weighted average common shares outstanding	5,551,962	5,551,184	5,551,123	5,547,715	4,616,515
Average assets	$1,644,808	$1,606,853	$1,579,645	$1,581,538	$1,398,945
Average equity	152,406	150,013	147,295	146,712	113,017

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
YEARS ENDED (UNAUDITED)

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE
This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs. These expenses are not considered part of recurring operations, such as “operating net income,” “operating earnings per share,” “operating return on average assets,” and “operating return on average common equity.” These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	December 31, 2018	December 31, 2017

Net income (as reported)	$11,228	$7,208
Impact of Tax Cuts and Jobs Act	-	2,740
Merger and acquisition costs (net of tax)	2,693	724
Non-GAAP operating net income	$13,921	$10,672

Income before income taxes (as reported)	$15,401	$16,365
Merger and acquisition costs ("M&A")	3,625	829
Adjusted pretax income	19,026	17,194
Income tax expense	5,105	6,522
Non-GAAP operating net income	$13,921	$10,672

GAAP diluted earnings per share ("EPS")	$2.02	$1.56
Non-GAAP operating diluted EPS before M&A	$2.51	$2.31

GAAP return on average assets ("ROAA')	0.70%	0.52%
Non-GAAP operating ROAA before M&A	0.87%	0.78%

GAAP return on average common equity ("ROACE")	7.53%	6.55%
Non-GAAP operating ROACE before M&A	9.34%	9.70%

Net income (as reported)	$11,228	$7,208
Weighted average common shares outstanding	5,550,510	4,629,228
Average assets	$1,603,393	$1,376,983
Average equity	149,128	109,979

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME
UNAUDITED
	For the Three Months Ended December 31,							For the Three Months Ended
		2018				2017		December 31, 2018			September 30, 2018
				Average			Average			Average			Average
	Average			Yield/	Average		Yield/	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest		Cost	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio	$1,309,380	$15,461	$-	4.72%	$1,132,232	$12,560	4.44%	$1,309,380	$15,461	4.72%	$1,279,242	$15,085	4.72%
Investment securities, federal funds
sold and interest-bearing deposits	221,896	1,581		2.85%	175,663	1,013	2.31%	221,896	1,581	2.85%	208,627	1,399	2.68%
Total Interest-Earning Assets	1,531,276	17,042		4.45%	1,307,895	13,573	4.15%	1,531,276	17,042	4.45%	1,487,869	16,484	4.43%
Cash and cash equivalents	19,429				16,368			19,429			23,765
Goodwill	10,719				-			10,719			10,604
Core deposit intangible	2,928				-			2,928			3,120
Other assets	80,456				74,682			80,456			81,495
Total Assets	$1,644,808				$1,398,945			$1,644,808			$1,606,853
3
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$70,593	$18		0.10%	$54,127	$7	0.05%	$70,593	$18	0.10%	$73,114	$19	0.10%
Interest-bearing demand and money
market accounts	676,196	1,588		0.94%	424,767	408	0.38%	676,196	1,588	0.94%	611,039	1,093	0.72%
Certificates of deposit	437,278	1,880		1.72%	445,467	1,297	1.16%	437,278	1,880	1.72%	445,081	1,723	1.55%
Long-term debt	20,441	99		1.94%	55,503	286	2.06%	20,441	99	1.94%	34,696	242	2.79%
Short-term debt	20,698	125		2.42%	95,767	323	1.35%	20,698	125	2.42%	26,870	142	2.11%
Subordinated Notes	23,000	360		6.26%	23,000	359	6.24%	23,000	360	6.26%	23,000	360	6.26%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	147		4.90%	12,000	120	4.00%	12,000	147	4.90%	12,000	144	4.80%

Total Interest-Bearing Liabilities	1,260,206	4,217		1.34%	1,110,631	2,800	1.01%	1,260,206	4,217	1.34%	1,225,800	3,723	1.21%

Noninterest-bearing demand deposits	218,367				164,515			218,367			216,580
Other liabilities	13,829				10,782			13,829			14,460
Stockholders' equity	152,406				113,017			152,406			150,013
Total Liabilities and Stockholders' Equity	$1,644,808				$1,398,945			$1,644,808			$1,606,853

Net interest income		$12,825				$10,773			$12,825			$12,761

Interest rate spread				3.11%			3.14%			3.11%			3.22%
Net yield on interest-earning assets				3.35%			3.29%			3.35%			3.43%
Ratio of average interest-earning
assets to average interest bearing
liabilities				121.51%			117.76%			121.51%			121.38%
Average loans to average deposits				93.36%			103.98%			93.36%			95.05%
Average transaction deposits to total average deposits **				68.82%			59.09%			68.82%			66.93%

Cost of funds				1.14%			0.88%			1.14%			1.03%
Cost of deposits				0.99%			0.63%			0.99%			0.84%
Cost of debt				3.84%			2.34%			3.84%			3.68%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $107,000 and $161,000 of accretion interest for the three months ended December 31, 2018 and September 30, 2018, respectively.
** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME
UNAUDITED
	For the Years Ended December 31,
		2018				2017
				Average			Average
	Average			Yield/	Average		Yield/
dollars in thousands	Balance	Interest		Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio	$1,282,292	$59,755	$-	4.66%	$1,113,822	$49,611	4.45%
Investment securities, federal funds
sold and interest-bearing deposits	201,360	5,418		2.69%	175,027	3,959	2.26%
Total Interest-Earning Assets	1,483,652	65,173		4.39%	1,288,849	53,570	4.16%
Cash and cash equivalents	23,579				15,012
Goodwill	10,439				-
Core deposit intangible	3,209				-
Other assets	82,514				73,122
Total Assets	$1,603,393				$1,376,983

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$73,268	$62		0.08%	$53,560	$27	0.05%
Interest-bearing demand and money
market accounts	584,341	4,020		0.69%	419,817	1,481	0.35%
Certificates of deposit	452,494	6,600		1.46%	443,181	4,438	1.00%
Long-term debt	35,684	853		2.39%	58,704	1,313	2.24%
Short-term debt	42,286	767		1.81%	91,797	1,057	1.15%
Subordinated Notes	23,000	1,438		6.25%	23,000	1,438	6.25%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	546		4.55%	12,000	428	3.57%

Total Interest-Bearing Liabilities	1,223,073	14,286		1.17%	1,102,059	10,182	0.92%

Noninterest-bearing demand deposits	217,897				154,225
Other liabilities	13,295				10,720
Stockholders' equity	149,128				109,979
Total Liabilities and Stockholders' Equity	$1,603,393				$1,376,983

Net interest income		$50,887				$43,388

Interest rate spread				3.22%			3.24%
Net yield on interest-earning assets				3.43%			3.37%
Ratio of average interest-earning
assets to average interest bearing
liabilities				121.31%			116.95%
Average loans to average deposits				96.56%			104.02%
Average transaction deposits to total average deposits **				65.93%			58.61%

Cost of funds				0.99%			0.81%
Cost of deposits				0.80%			0.56%
Cost of debt				3.19%			2.28%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $742,000 of accretion interest during the year ended December 31, 2018.
** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
	(Unaudited)	*
(dollars in thousands, except per share amounts)	December 31, 2018	December 31, 2017
Assets
Cash and due from banks	$24,064	$13,315
Federal funds sold	5,700	-
Interest-bearing deposits with banks	3,272	2,102
Securities available for sale (AFS), at fair value	119,976	68,164
Securities held to maturity (HTM), at amortized cost	96,271	99,246
Equity securities carried at fair value through income	4,428	-
Non-marketable equity securities held in other financial institutions	209	121
Federal Home Loan Bank (FHLB) stock - at cost	3,821	7,276
Loans receivable	1,348,105	1,151,130
Less: allowance for loan losses	(10,976)	(10,515)
Net loans	1,337,129	1,140,615
Goodwill	10,835	-
Premises and equipment, net	22,922	21,391
Other real estate owned (OREO)	8,111	9,341
Accrued interest receivable	4,957	4,511
Investment in bank owned life insurance	36,295	29,398
Core deposit intangible	2,806	-
Net deferred tax assets	6,693	5,922
Other assets	1,738	4,559
Total Assets	$1,689,227	$1,405,961

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$209,378	$159,844
Interest-bearing deposits	1,220,251	946,393
Total deposits	1,429,629	1,106,237
Short-term borrowings	35,000	87,500
Long-term debt	20,436	55,498
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000
Accrued expenses and other liabilities	14,680	11,769
Total Liabilities	1,534,745	1,296,004

Stockholders' Equity
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 5,577,559 and 4,649,658 shares, respectively	56	46
Additional paid in capital	84,396	48,209
Retained earnings	72,594	63,648
Accumulated other comprehensive loss	(1,846)	(1,191)
Unearned ESOP shares	(718)	(755)
Total Stockholders' Equity	154,482	109,957
Total Liabilities and Stockholders' Equity	$1,689,227	$1,405,961

* Derived from audited financial statements.

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

	Three Months Ended		Years Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
KEY OPERATING RATIOS
Return on average assets	0.93%	(0.13)%	0.70%	0.52%
Return on average common equity	10.01	(1.62)	7.53	6.55
Average total equity to average total assets	9.27	8.08	9.30	7.99
Interest rate spread	3.11	3.14	3.22	3.24
Net interest margin	3.35	3.29	3.43	3.37
Cost of funds	1.14	0.88	0.99	0.81
Cost of deposits	0.99	0.63	0.80	0.56
Cost of debt	3.84	2.34	3.19	2.28
Efficiency ratio	59.33	65.79	69.42	63.37
Efficiency ratio - Non-GAAP**	58.30	62.16	61.54	60.42
Non-interest expense to average assets	2.00	2.21	2.38	2.18
Net operating expense to average assets	1.74	1.93	2.13	1.89
Net operating exp. to average assets - Non-GAAP**	1.71	1.81	1.85	1.79
Avg. int-earning assets to avg. int-bearing liabilities	121.51	117.76	121.31	116.95
Net charge-offs to average loans	0.07	(0.02)	0.07	0.03
COMMON SHARE DATA
Basic net income per common share	$0.69	$(0.10)	$2.02	$1.56
Diluted net income per common share	0.69	(0.10)	2.02	1.56
Cash dividends paid per common share	0.10	0.10	0.20	0.20
Weighted average common shares outstanding:
Basic	5,551,962	4,616,515	5,550,510	4,627,776
Diluted	5,551,962	4,616,515	5,550,510	4,629,228

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED) - Continued

(dollars in thousands, except per share amounts)	December 31, 2018	December 31, 2017	$ Change	% Change
ASSET QUALITY
Total assets	$1,689,227	$1,405,961	$283,266	20.1%
Gross loans	1,346,922	1,150,044	196,878	17.1
Classified Assets	40,819	50,298	(9,479)	(18.8)
Allowance for loan losses	10,976	10,515	461	4.4

Past due loans - 31 to 89 days	1,134	9,227	(8,093)	(87.7)
Past due loans >=90 days	11,110	2,483	8,627	347.4
Total past due (delinquency) loans	12,244	11,710	534	4.6

Non-accrual loans (a)	19,282	4,693	14,589	310.9
Accruing troubled debt restructures (TDRs) (b)	6,676	10,021	(3,345)	(33.4)
Other real estate owned (OREO)	8,111	9,341	(1,230)	(13.2)
Non-accrual loans, OREO and TDRs	$34,069	$24,055	$10,014	41.6
ASSET QUALITY RATIOS
Classified assets to total assets	2.42%	3.58%
Classified assets to risk-based capital	21.54	32.10
Allowance for loan losses to total loans	0.81	0.91
Allowance for loan losses to non-accrual loans	56.92	224.06
Past due loans - 31 to 89 days to total loans	0.08	0.80
Past due loans >=90 days to total loans	0.82	0.22
Total past due (delinquency) to total loans	0.91	1.02
Non-accrual loans to total loans	1.43	0.41
Non-accrual loans and TDRs to total loans	1.93	1.28
Non-accrual loans and OREO to total assets	1.62	1.00
Non-accrual loans, OREO and TDRs to total assets	2.02	1.71
COMMON SHARE DATA
Book value per common share	$27.70	$23.65
Tangible book value per common share**	25.25	***
Common shares outstanding at end of period	5,577,559	4,649,658
OTHER DATA
Full-time equivalent employees	189	165
Branches (c)	12	11
Loan Production Offices	5	5
CAPITAL RATIOS
Tier 1 capital to average assets	9.50%	8.79%
Tier 1 common capital to risk-weighted assets	10.36	9.51
Tier 1 capital to risk-weighted assets	11.23	10.53
Total risk-based capital to risk-weighted assets	13.68	13.40
Common equity to assets	9.15	7.82
Tangible common equity to tangible assets **	8.41	***

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
*** The Company had no intangible assets before January 1, 2018.
(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. At December 31, 2018 and 2017, the Company had current non-accrual loans of $8.1 million and $2.2 million, respectively.
(b) At December 31, 2018 and December 31, 2017, the Bank had total TDRs of $9.4 million and $10.8 million, respectively, with $29,000 and $769,000, respectively, in non-accrual status. These loans are classified as non-accrual loans for the calculation of financial ratios.
(c) The Company closed four of the five acquired County First branches in May 2018.

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED) - Continued

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.
	Three Months Ended		Years Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Efficiency ratio - GAAP basis
Noninterest expense	$8,241	$7,739	$38,149	$30,054
Net interest income plus noninterest income	13,891	11,766	54,955	47,429

Efficiency ratio - GAAP basis	59.33%	65.79%	69.42%	63.37%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$8,241	$7,739	$38,149	$30,054
Non-GAAP adjustments:
Merger and acquisition costs	(5)	(335)	(3,625)	(829)
OREO valuation allowance and expenses	(141)	(116)	(657)	(703)
Noninterest expense - as adjusted	8,095	7,288	33,867	28,522

Net interest income plus noninterest income	13,891	11,766	54,955	47,429
Non-GAAP adjustments:
(Gains) losses on sale of asset	-	-	(1)	(47)
Net (gains) losses on sale of investment securities	-	(42)	-	(175)
Unrealized (gains) losses on equity securities	(5)	-	81	-
Net interest income plus noninterest income - adjusted	$13,886	$11,724	$55,035	$47,207

Efficiency ratio -Non-GAAP basis	58.30%	62.16%	61.54%	60.42%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,644,808	$1,398,945	$1,603,393	$1,376,983

Noninterest expense	8,241	7,739	38,149	30,054
less: noninterest income	(1,066)	(993)	(4,068)	(4,041)
Net operating exp.	$7,175	$6,746	$34,081	$26,013
Net operating exp. to average assets - GAAP basis	1.74%	1.93%	2.13%	1.89%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,644,808	$1,398,945	$1,603,393	$1,376,983

Net operating exp.	7,175	6,746	34,081	26,013
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	(5)	(335)	(3,625)	(829)
OREO valuation allowance and expenses	(141)	(116)	(657)	(703)
Non-GAAP adjustments non interest income:
Gains (losses) on sale of asset	-	-	1	47
Net gains (losses) on sale of investment securities	-	42	-	175
Unrealized gains (losses) on equity securities	5	-	(81)	-
Net operating exp.-adjusted	$7,034	$6,337	$29,719	$24,703
Net operating exp. to average assets - Non-GAAP basis	1.71%	1.81%	1.85%	1.79%

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO (UNAUDITED)
(dollars in thousands)

BY LOAN TYPE	December 31, 2018%		September 30, 2018%		June 30, 2018%		March 31, 2018%		December 31, 2017%

Commercial real estate	$878,016	65.18%	$847,945	64.84%	$828,445	64.20%	$817,576	63.88%	$727,314	63.25%
Residential first mortgages	156,709	11.63%	156,565	11.97%	163,090	12.64%	166,390	13.00%	170,374	14.81%
Residential rentals	124,298	9.23%	125,383	9.59%	127,469	9.88%	129,026	10.08%	110,228	9.58%
Construction and land development	29,705	2.21%	28,788	2.20%	28,647	2.22%	28,226	2.21%	27,871	2.42%
Home equity and second mortgages	35,561	2.64%	36,360	2.78%	37,026	2.87%	39,481	3.09%	21,351	1.86%
Commercial loans	71,680	5.32%	62,083	4.75%	57,519	4.46%	52,198	4.08%	56,417	4.91%
Consumer loans	751	0.06%	730	0.06%	801	0.06%	853	0.07%	573	0.05%
Commercial equipment	50,202	3.73%	49,883	3.81%	47,418	3.67%	45,905	3.59%	35,916	3.12%
Gross loans	1,346,922	100.00%	1,307,737	100.00%	1,290,415	100.00%	1,279,655	100.00%	1,150,044	100.00%
Net deferred costs (fees)	1,183	0.09%	917	0.07%	1,122	0.09%	1,118	0.09%	1,086	0.09%
Total loans, net of deferred costs	$1,348,105		$1,308,654		$1,291,537		$1,280,773		$1,151,130

BY ACQUIRED AND NON-ACQUIRED	December 31, 2018%		September 30, 2018%		June 30, 2018%		March 31, 2018%		December 31, 2017%

Acquired loans - performing	$103,667	7.70%	$107,142	8.19%	$115,157	8.92%	$121,615	9.50%	$-	0.00%
Acquired loans - purchase credit impaired ("PCI")	3,220	0.24%	3,511	0.27%	3,839	0.30%	3,871	0.30%	-	0.00%
Total acquired loans	106,887	7.94%	110,653	8.46%	118,996	9.22%	125,486	9.81%	-	0.00%
Non-acquired loans**	1,240,035	92.06%	1,197,084	91.54%	1,171,419	90.78%	1,154,169	90.19%	1,150,044	100.00%
Gross loans	1,346,922		1,307,737		1,290,415		1,279,655		1,150,044
Net deferred costs (fees)	1,183	0.09%	917	0.07%	1,122	0.09%	1,118	0.09%	1,086	0.09%
Total loans, net of deferred costs	$1,348,105		$1,308,654		$1,291,537		$1,280,773		$1,151,130

** Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

THE COMMUNITY FINANCIAL CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTHS ENDED (UNAUDITED)

(dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

Beginning of period	$10,739	$10,725	$10,471	$10,515	$10,435

Charge-offs	(254)	(219)	(164)	(580)	(13)
Recoveries	26	193	18	36	63
Net charge-offs	(228)	(26)	(146)	(544)	50

Provision for loan losses	465	40	400	500	30
End of period	$10,976	$10,739	$10,725	$10,471	$10,515

Net charge-offs to average loans (annualized)	-0.07%	-0.01%	-0.05%	-0.17%	0.02%

Breakdown of general and specific allowance as a percentage of gross loans
General allowance	$9,796	$9,729	$9,359	$9,310	$9,491
Specific allowance	1,180	1,010	1,366	1,161	1,024
	$10,976	$10,739	$10,725	$10,471	$10,515
General allowance	0.73%	0.74%	0.73%	0.73%	0.82%
Specific allowance	0.08%	0.08%	0.11%	0.09%	0.09%
Allowance to gross loans	0.81%	0.82%	0.83%	0.82%	0.91%

Allowance to non-acquired gross loans	0.89%	0.90%	0.92%	0.91%	0.91%

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF DEPOSITS (UNAUDITED)
(dollars in thousands)
	December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$209,378	14.65%	$217,151	14.95%	$214,249	16.18%	$229,612	17.86%	$159,844	14.45%
Interest-bearing:
Demand	437,170	30.58%	448,299	30.87%	307,986	23.26%	217,039	16.88%	215,447	19.48%
Money market deposits	266,160	18.62%	274,039	18.87%	281,975	21.30%	284,449	22.12%	226,351	20.46%
Savings	69,892	4.89%	71,003	4.89%	73,142	5.52%	76,360	5.94%	52,990	4.79%
Certificates of deposit	447,029	31.27%	441,879	30.42%	446,516	33.73%	478,476	37.21%	451,605	40.82%
Total interest-bearing	1,220,251	85.35%	1,235,220	85.05%	1,109,619	83.82%	1,056,324	82.14%	946,393	85.55%

Total Deposits	$1,429,629	100.00%	$1,452,371	100.00%	$1,323,868	100.00%	$1,285,936	100.00%	$1,106,237	100.00%

Transaction accounts	$982,600	68.73%	$1,010,492	69.58%	$877,352	66.27%	$807,460	62.79%	$654,632	59.18%

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.
This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

Total assets	$1,689,227	$1,676,409	$1,586,288	$1,576,996	$1,405,961
Less: intangible assets
Goodwill	10,835	10,708	10,603	10,277	-
Core deposit intangible	2,806	2,993	3,186	3,385	-
Total intangible assets	13,641	13,701	13,789	13,662	-
Tangible assets	$1,675,586	$1,662,708	$1,572,499	$1,563,334	$1,405,961

Total common equity	$154,482	$150,148	$147,246	$145,657	$109,957
Less: intangible assets	13,641	13,701	13,789	13,662	-
Tangible common equity	$140,841	$136,447	$133,457	$131,995	$109,957

Common shares outstanding at end of period	5,577,559	5,575,024	5,574,511	5,573,841	4,649,658

GAAP common equity to assets	9.15%	8.96%	9.28%	9.24%	7.82%
Non-GAAP tangible common equity to tangible assets	8.41%	8.21%	8.49%	8.44%	7.82%

GAAP common book value per share	$27.70	$26.93	$26.41	$26.13	$23.65
Non-GAAP tangible common book value per share	$25.25	$24.47	$23.94	$23.68	$23.65

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)
	Three Months Ended
CONDENSED CONSOLIDATED INCOME STATEMENT	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share amounts )	2018	2018	2018	2018	2017
Interest and Dividend Income
Loans, including fees	$15,461	$15,085	$14,483	$14,726	$12,560
Interest and dividends on securities	1,536	1,311	1,211	1,095	999
Interest on deposits with banks	45	88	60	72	14
Total Interest and Dividend Income	17,042	16,484	15,754	15,893	13,573

Interest Expense
Deposits	3,486	2,835	2,405	1,956	1,712
Short-term borrowings	125	142	217	283	323
Long-term debt	606	746	721	764	765
Total Interest Expense	4,217	3,723	3,343	3,003	2,800

Net Interest Income (NII)	12,825	12,761	12,411	12,890	10,773
Provision for loan losses	465	40	400	500	30

NII After Provision For Loan Losses	12,360	12,721	12,011	12,390	10,743

Noninterest Income
Loan appraisal, credit, and misc. charges	42	81	7	53	73
Gain on sale of asset	-	-	1	-	-
Net gains (losses) on sale of investment securities	-	-	-	-	42
Unrealized gains (losses) on equity securities	5	(8)	(78)	-	-
Income from bank owned life insurance	225	227	224	226	192
Service charges	794	770	747	752	686
Gain on sale of loans held for sale	-	-	-	-	-
Total Noninterest Income	1,066	1,070	901	1,031	993

Noninterest Expense
Salary and employee benefits	4,633	4,739	5,129	5,047	4,191
Occupancy expense	867	744	739	766	691
Advertising	167	165	180	159	139
Data processing expense	786	769	782	683	588
Professional fees	293	442	426	352	472
Merger and acquisition costs	5	11	741	2,868	335
Depreciation of premises and equipment	202	207	202	199	192
Telephone communications	47	62	69	99	49
Office supplies	37	31	41	40	33
FDIC Insurance	158	185	113	198	133
OREO valuation allowance and expenses	141	165	237	114	116
Core deposit intangible amortization	187	193	199	205	-
Other	718	779	891	937	800
Total Noninterest Expense	8,241	8,492	9,749	11,667	7,739

Income before income taxes	5,185	5,299	3,163	1,754	3,997
Income tax expense	1,371	1,441	828	533	4,456
Net Income (Loss)	$3,814	$3,858	$2,335	$1,221	$(459)

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued

CONDENSED CONSOLIDATED BALANCE SHEETS	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share amounts )	2018	2018	2018	2018	2017
Assets
Cash and due from banks	$24,064	$26,718	$16,718	$29,739	$13,315
Federal funds sold	5,700	36,099	-	730	-
Interest-bearing deposits with banks	3,272	8,778	3,667	3,986	2,102
Securities available for sale (AFS), at fair value	119,976	107,962	79,026	66,603	68,164
Securities held to maturity (HTM), at amortized cost	96,271	97,217	100,842	97,949	99,246
Equity securities carried at fair value through income	4,428	4,359	4,367	4,421	-
Non-marketable equity securities held in other financial institutions	209	249	249	249	121
Federal Home Loan Bank (FHLB) stock - at cost	3,821	2,547	4,311	5,587	7,276
Loans receivable	1,348,105	1,308,654	1,291,537	1,280,773	1,151,130
Less: allowance for loan losses	(10,976)	(10,739)	(10,725)	(10,471)	(10,515)
Net Loans	1,337,129	1,297,915	1,280,812	1,270,302	1,140,615
Goodwill	10,835	10,708	10,603	10,277	-
Premises and equipment, net	22,922	22,433	22,472	22,496	21,391
Premises and equipment held for sale	-	-	600	2,341	-
Other real estate owned (OREO)	8,111	8,207	8,305	9,352	9,341
Accrued interest receivable	4,957	5,032	4,786	4,749	4,511
Investment in bank owned life insurance	36,295	36,071	35,843	35,619	29,398
Core deposit intangible	2,806	2,993	3,186	3,385	-
Net deferred tax assets	6,693	6,999	6,624	6,239	5,922
Other assets	1,738	2,122	3,877	2,972	4,559

Total Assets	$1,689,227	$1,676,409	$1,586,288	$1,576,996	$1,405,961

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest-bearing deposits	$209,378	$217,151	$214,249	$229,612	$159,844
Interest-bearing deposits	1,220,251	1,235,220	1,109,619	1,056,324	946,393
Total deposits	1,429,629	1,452,371	1,323,868	1,285,936	1,106,237
Short-term borrowings	35,000	5,000	36,500	51,500	87,500
Long-term debt	20,436	20,451	30,467	45,483	55,498
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000	23,000	23,000	23,000
Accrued expenses and other liabilities	14,680	13,439	13,207	13,420	11,769

Total Liabilities	1,534,745	1,526,261	1,439,042	1,431,339	1,296,004

Stockholders' Equity
Common stock	56	56	56	56	46
Additional paid in capital	84,396	84,246	84,106	83,947	48,209
Retained earnings	72,594	69,295	66,021	64,307	63,648
Accumulated other comprehensive loss	(1,846)	(2,633)	(2,182)	(1,898)	(1,191)
Unearned ESOP shares	(718)	(816)	(755)	(755)	(755)

Total Stockholders' Equity	154,482	150,148	147,246	145,657	109,957

Total Liabilities and Stockholders' Equity	$1,689,227	$1,676,409	$1,586,288	$1,576,996	$1,405,961

Common shares issued and outstanding	5,577,559	5,575,024	5,574,511	5,573,841	4,649,658

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
	Three Months Ended
SELECTED FINANCIAL INFORMATION AND RATIOS	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share amounts )	2018	2018	2018	2018	2017
KEY OPERATING RATIOS
Return on average assets	0.93%	0.96%	0.59%	0.31%	(0.13)%
Return on average common equity	10.01	10.29	6.34	3.33	(1.62)
Average total equity to average total assets	9.27	9.34	9.32	9.28	8.08
Interest rate spread	3.11	3.22	3.21	3.36	3.14
Net interest margin	3.35	3.43	3.41	3.54	3.29
Cost of funds	1.14	1.03	0.94	0.84	0.88
Cost of deposits	0.99	0.84	0.74	0.62	0.63
Cost of debt	3.84	3.68	3.17	2.59	2.34
Efficiency ratio	59.33	61.40	73.23	83.81	65.79
Efficiency ratio - Non-GAAP **	58.30	60.09	65.51	62.39	62.16
Non-interest expense to average assets	2.00	2.11	2.47	2.95	2.21
Net operating expense to average assets	1.74	1.85	2.24	2.69	1.93
Net operating expense to average assets - Non-GAAP **	1.71	1.80	1.97	1.94	1.81
Avg. int-earning assets to avg. int-bearing liabilities	121.51	121.38	121.22	121.10	117.76
Net charge-offs to average loans	0.07	0.01	0.05	0.17	(0.02)
COMMON SHARE DATA
Basic net income per common share	$0.69	$0.70	$0.42	$0.22	$(0.10)
Diluted net income per common share	0.69	0.70	0.42	0.22	(0.10)
Cash dividends paid per common share	0.10	0.10	0.10	0.10	0.10
Weighted average common shares outstanding:
Basic	5,551,962	5,551,184	5,551,123	5,547,715	4,616,515
Diluted	5,551,962	5,551,184	5,551,123	5,547,715	4,616,515

ASSET QUALITY
Total assets	$1,689,227	$1,676,409	$1,586,288	$1,576,996	$1,405,961
Gross loans	1,346,922	1,307,737	1,290,415	1,279,655	1,150,044
Classified Assets	40,819	37,369	43,536	44,736	50,298
Allowance for loan losses	10,976	10,739	10,725	10,471	10,515

Past due loans - 31 to 89 days	1,134	6,499	582	5,231	9,227
Past due loans >=90 days	11,110	9,666	12,347	6,281	2,483
Total past due loans	12,244	16,165	12,929	11,512	11,710

Non-accrual loans	19,282	16,350	14,492	8,439	4,693
Accruing troubled debt restructures (TDRs)	6,676	9,839	9,864	9,953	10,021
Other real estate owned (OREO)	8,111	8,207	8,305	9,352	9,341
Non-accrual loans, OREO and TDRs	$34,069	$34,396	$32,661	$27,744	$24,055
ASSET QUALITY RATIOS
Classified assets to total assets	2.42%	2.23%	2.74%	2.84%	3.58%
Classified assets to risk-based capital	21.54	20.12	23.88	24.81	32.10
Allowance for loan losses to total loans	0.81	0.82	0.83	0.82	0.91
Allowance for loan losses to non-accrual loans	56.92	65.68	74.01	124.08	224.06
Past due loans - 31 to 89 days to total loans	0.08	0.50	0.05	0.41	0.80
Past due loans >=90 days to total loans	0.82	0.74	0.96	0.49	0.22
Total past due (delinquency) to total loans	0.91	1.24	1.00	0.90	1.02
Non-accrual loans to total loans	1.43	1.25	1.12	0.66	0.41
Non-accrual loans and TDRs to total loans	1.93	2.00	1.89	1.44	1.28
Non-accrual loans and OREO to total assets	1.62	1.46	1.44	1.13	1.00
Non-accrual loans, OREO and TDRs to total assets	2.02	2.05	2.06	1.76	1.71

COMMON SHARE DATA
Book value per common share	$27.70	$26.93	$26.41	$26.13	$23.65
Tangible book value per common share**	25.25	24.47	23.94	23.68	***
Common shares outstanding at end of period	5,577,559	5,575,024	5,574,511	5,573,841	4,649,658

OTHER DATA
Full-time equivalent employees	189	190	195	200	165
Branches (1)	12	12	12	16	11
Loan Production Offices	5	5	5	5	5

CAPITAL RATIOS
Tier 1 capital to average assets	9.50%	9.51%	9.46%	9.35%	8.79%
Tier 1 common capital to risk-weighted assets	10.36	10.30	10.32	10.31	9.51
Tier 1 capital to risk-weighted assets	11.23	11.18	11.23	11.23	10.53
Total risk-based capital to risk-weighted assets	13.68	13.67	13.78	13.80	13.40
Common equity to assets	9.15	8.96	9.28	9.24	7.82
Tangible common equity to tangible assets **	8.41	8.21	8.49	8.44	***

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
*** The Company had no intangible assets before January 1, 2018.
(1) The Company closed four of the five acquired County First branches in May 2018.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share amounts )	2018	2018	2018	2018	2017

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Efficiency ratio - GAAP basis
Noninterest expense	$8,241	$8,492	$9,749	$11,667	$7,739
Net interest income plus noninterest income	13,891	13,831	13,312	13,921	11,766

Efficiency ratio - GAAP basis	59.33%	61.40%	73.23%	83.81%	65.79%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$8,241	$8,492	$9,749	$11,667	$7,739
Non-GAAP adjustments:
Merger and acquisition costs	(5)	(11)	(741)	(2,868)	(335)
OREO valuation allowance and expenses	(141)	(165)	(237)	(114)	(116)
Noninterest expense - as adjusted	8,095	8,316	8,771	8,685	7,288

Net interest income plus noninterest income	13,891	13,831	13,312	13,921	11,766
Non-GAAP adjustments:
(Gains) losses on sale of asset	-	-	(1)	-	-
Net (gains) losses on sale of investment securities	-	-	-	-	(42)
Unrealized (gains) losses on equity securities	(5)	8	78	-	-
Net interest income plus noninterest income - adjusted	$13,886	$13,839	$13,389	$13,921	$11,724

Efficiency ratio -Non-GAAP basis	58.30%	60.09%	65.51%	62.39%	62.16%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,644,808	$1,606,853	$1,579,645	$1,581,538	$1,398,945

Noninterest expense	8,241	8,492	9,749	11,667	7,739
less: noninterest income	(1,066)	(1,070)	(901)	(1,031)	(993)
Net operating exp.	$7,175	$7,422	$8,848	$10,636	$6,746
Net operating exp. to average assets - GAAP basis	1.74%	1.85%	2.24%	2.69%	1.93%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,644,808	$1,606,853	$1,579,645	$1,581,538	$1,398,945

Net operating exp.	7,175	7,422	8,848	10,636	6,746
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	(5)	(11)	(741)	(2,868)	(335)
OREO valuation allowance and expenses	(141)	(165)	(237)	(114)	(116)
Non-GAAP adjustments non interest income:
Gains (losses) on sale of asset	-	-	1	-	-
Net gains (losses) on sale of investment securities	-	-	-	-	42
Unrealized gains (losses) on equity securities	5	(8)	(78)	-	-
Net operating exp.-adjusted	$7,034	$7,238	$7,793	$7,654	$6,337
Net operating exp. to average assets - Non-GAAP basis	1.71%	1.80%	1.97%	1.94%	1.81%